EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 6, 2014—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2014, of $23.3 million, or 67 cents per share, compared to $24.4 million, or 70 cents per share, for the same period in the prior year. Average shares outstanding and per share amounts for all periods presented reflect the three-for-two stock split declared on Dec. 20, 2013, effective in the form of a stock dividend distributed on Feb. 7, 2014.

During the third quarter of 2014, electric retail sales decreased 4.4%, driven by cooler-than-normal weather. Temperatures for the third quarter of 2014 averaged 67 degrees while the average temperature for the third quarter of 2013 was 69 degrees. The decrease in electric retail sales was partially offset by MGE's ongoing effort to manage costs.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 141,000 customers in Dane County, Wis., and purchases and distributes natural gas to 147,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,	2014	2013
Operating revenue	$135,135	$140,099
Operating income	$40,120	$39,900
Net income	$23,329	$24,353
Earnings per share (basic and diluted)	$0.67	$0.70
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Nine Months Ended September 30,	2014	2013
Operating revenue	$474,145	$435,624
Operating income	$108,532	$102,025
Net income	$65,133	$60,828
Earnings per share (basic and diluted)	$1.88	$1.75
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Kraus

Manager - Media Relations

608-252-7907